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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                OCTOBER 6, 2004 5:00 PM EDT



                                                                        Contact:
                                                                 David J. Foster
                                                         Chief Financial Officer
                                                                    650-716-1600
                                                           investor@argotech.com





      ARGONAUT TECHNOLOGIES APPOINTS FRANK HUSIC TO BOARD OF DIRECTORS

Redwood City, Calif. October 6, 2004 -- Argonaut Technologies, Inc. (Nasdaq: AGNT) today announced the appointment of Frank Husic to the Argonaut Technologies board of directors. Including Mr. Husic, the Argonaut Technologies board of directors will now have six members.

"We welcome the addition of Frank Husic to the Argonaut Technologies board," said Lissa A. Goldenstein, president and chief executive officer of Argonaut Technologies. "Mr. Husic is a major shareholder of Argonaut Technologies, and we look forward to his insight and counsel."

"I am very pleased to join the board of Argonaut Technologies," said Mr. Husic. "I look forward to contributing to the strategic direction of the company."

Mr. Husic is currently Chief Investment Officer & Managing Partner of Husic Capital Management, which he founded in 1986. Previously, he served as Senior Vice President and Director of Alliance Capital Management, and President and Portfolio Manager of the Alliance Technology Fund and the Alliance International Technology Fund. Mr. Husic earned a B.S. in Mathematics from Youngstown State University, a M.S. in Industrial Administration from Carnegie-Mellon University and a M.A. in Economics from the University of Pennsylvania.


ABOUT ARGONAUT TECHNOLOGIES, INC.

Argonaut Technologies, Inc. is a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development. The company's products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. Argonaut Technologies develops products in close consultation and collaboration with scientists from leading pharmaceutical companies. More than 1,200 customers use Argonaut's products worldwide. For more information, visit www.argotech.com or contact Argonaut Technologies at 650-716-1600.

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